                                                                Exhibit 1A(5)(i)

                           FLEXIBLE PREMIUM VARIABLE
                            JOINT AND LAST SURVIVOR
                             LIFE INSURANCE POLICY
--------------------------------------------------------------------------------

To the Owner:

Please read your Policy carefully. This Policy is a legal contract between you and the Company. You, the Owner, have benefits and rights described in this Policy. The Insureds are named in the Policy. The Beneficiary is as named in the attached application, unless later changed. We will pay the Death Proceeds of this Policy to the Beneficiary, subject to policy provisions. This is a Flexible Premium Variable Joint and Last Survivor Life Insurance Policy. You may increase the Specified Amount. We will allocate premiums to the Separate Account named on the policy data pages.

ACCOUNT VALUE IN THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE
OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. ACCOUNT VALUE IN THE GUARANTEE ACCOUNT IS GUARANTEED BY THE COMPANY AS TO DOLLAR AMOUNT. SEE ACCOUNT VALUE BENEFITS SECTION. THE AMOUNT
OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY VARY UNDER THE CONDITIONS DESCRIBED IN DEATH PROCEEDS SECTION. THE MAXIMUM LOAN AMOUNT IS NINETY PERCENT OF THE DIFFERENCE BETWEEN THE ACCOUNT VALUE AND ANY SURRENDER CHARGE ON THE DATE OF THE LOAN.

Refund Privilege. You may return this Policy to our Home Office or to your agent within 10 days after its delivery for a refund. The amount of the refund will equal the total of all premiums paid.

                   For GE Life and Annuity Assurance Company

      A B C D E F G H                                         A B C D E F
      I J K L M N O P                                         G H I J K L
      Q R S T U V W X
      PAMELA S. SCHUTZ                                       DONITA M. KING
         PRESIDENT                                             SECRETARY


--------------------------------------------------------------------------------

   . Flexible Premium Variable Joint and Last Survivor Life Insurance Policy . Death Proceeds payable at the death of the last Insured
   . Adjustable Death Benefit
   . Flexible premiums payable until the death of the last Insured
   . Some benefits reflect investment results
   . No dividends

--------------------------------------------------------------------------------

                              GE LIFE AND ANNUITY
                               ASSURANCE COMPANY

               6610 West Broad Street, Richmond, Virginia 23230
                                1-800-628-2238
                                A Stock Company

POLICY DATA                                              SCHEDULE OF PREMIUMS
SCHEDULE OF BENEFITS                                       AMOUNT PLANNED

LIFE INSURANCE NON-NICOTINE
     PLANNED PERIODIC PREMIUM                            [$1,979,64  ANNUALLY]

LIFE INSURANCE COMPLIANCE TEST: [GUIDELINE PREMIUM TEST] (THIS ELECTION IS
     IRREVOCABLE FOR THE LIFE OF THE CONTRACT.)

MINIMUM NET PREMIUM FACTOR: [0.925 (THE MINIMUM NET PREMIUM FACTOR REFLECTS THE
     MAXIMUM DEDUCTION OF 7.5% OF EACH PREMIUM RECEIVED)]

MAXIMUM POLICY LOAN INTEREST RATES:
     DURING POLICY YEARS 1 THROUGH 10:      [4.40% PER ANNUM PAYABLE IN ARREARS]
     DURING POLICY YEARS 11 AND THEREAFTER: [4.00% PER ANNUM PAYABLE IN ARREARS]

MINIMUM SPECIFIED AMOUNT:                   $[200,000]

NOTE: IT IS POSSIBLE THAT COVERAGE WILL EXPIRE IF SUFFICIENT PREMIUMS ARE NOT PAID. SEE THE GRACE PERIOD PROVISION.


          OWNER [THE INSURED]

       INSUREDS [JOHN DOE]               [MALE] [35] AGE [NEAREST] BIRTHDAY
                                         [NON-NICOTINE STANDARD] RATING CLASS
                [JANE DOE]               [FEMALE] [35] AGE [NEAREST] BIRTHDAY
                                         [NON-NICOTINE STANDARD] RATING CLASS

  POLICY NUMBER [N00000000]

    POLICY DATE [JULY 1, 2001]
                                         MONTHLY ANNIVERSARY DAY [1]

          PLAN  FLEXIBLE PREMIUM VARIABLE JOINT AND LAST SURVIVOR LIFE INSURANCE

                $[150,000] SPECIFIED AMOUNT - DEATH BENEFIT OPTION [B] [$50,000 INSURANCE AMOUNT - DEATH BENEFIT ENHANCEMENT RIDER]

 POLICY NUMBER: N00000000


CHARGES:
   MAXIMUM MONTHLY POLICY CHARGE:                             $ [10.00]
   MAXIMUM POLICY INITIAL MONTHLY EXPENSE CHARGE PER $1,000 DURING THE FIRST 10
         POLICY YEARS:                                        $ [0.15]
   MAXIMUM POLICY INCREASE MONTHLY EXPENSE CHARGE PER $1,000 DURING THE FIRST 10
         POLICY YEARS THAT INCREASE IS EFFECTIVE:             $ [0.15]
   [DEATH BENEFIT ENHANCEMENT RIDER:]
         [MAXIMUM INITIAL MONTHLY EXPENSE CHARGE PER $1,000:  $  0.15]
         [MAXIMUM INCREASE MONTHLY EXPENSE CHARGE PER $1,000: $  0.15]
   MAXIMUM TRANSFER CHARGE:                                   $ [20.00]
   MORTALITY AND EXPENSE RISK CHARGE:
         [0.40% ANNUALLY (.033272% MONTHLY) OF THE FIRST $100,000 OF UNLOANED
               ACCOUNT
               VALUE IN SEPARATE ACCOUNT; PLUS
         0.05% ANNUALLY (.004166% MONTHLY) OF THE REMAINING UNLOANED
               ACCOUNT VALUE
               IN SEPARATE ACCOUNT DURING THE FIRST 20 POLICY YEARS]

SEPARATE ACCOUNT II
     SUBACCOUNTS                                     ARE INVESTED IN
                                              [AIM VARIABLE INSURANCE FUNDS
     AIM CAPITAL APPRECIATION - B                    AIM V.I. CAPITAL APPRECIATI0N FUND
     AIM GROWTH -B                                   AIM V.I. GROWTH FUND
     AIM VALUE - B                                   AIM V.I. VALUE FUND

                                              ALLIANCE VARIABLE PRODUCTS SERIES FUND,INC.
     AVP GROWTH & INCOME - B                         GROWTH AND INCOME PORTFOLIO
     AVP PREMIER GROWTH - B                          PREMIER GROWTH PORTFOLIO
     AVP QUASAR - B                                  QUASAR PORTFOLIO

                                              DREYFUS
     DRF EMERGING MARKETS - B                        DREYFUS INVESTMENT PORTFOLIOS - EMERGING
                                                       MARKETS PORTFOLIO
     DRF SOCIALLY RESPONSIBLE                        THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
         GROWTH - B

                                              FEDERATED INSURANCE SERIES
     FED HIGH INCOME BOND - B                        FEDERATED HIGH INCOME BOND FUND II
     FED INTERNATIONAL SMALL COMPANY - B             FEDERATED INTERNATIONAL SMALL COMPANY FUND II

                                              FIDELITY VARIABLE INSURANCE PRODUCTS FUND
     FID EQUITY-INCOME - B                           EQUITY-INCOME PORTFOLIO
     FID GROWTH - B                                  GROWTH PORTFOLIO

                                              FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
     FID CONTRAFUND - B                              CONTRAFUND PORTFOLIO

                                              FIDELITY VARIABLE INSURANCE PRODUCTS FUND III
     FID GROWTH & INCOME - B                         GROWTH & INCOME PORTFOLIO
     FID MID CAP - B                                 MID CAP PORTFOLIO

                                              GE INVESTMENTS FUNDS, INC.
     GEI MID-CAP VALUE EQUITY - B                    MID-CAP VALUE EQUITY FUND
     GEI MONEY MARKET - B                            MONEY MARKET-FUND
     GEI PREMIER GROWTH EQUITY - B                   PREMIER GROWTH EQUITY FUND
     GEI S&P 500 INDEX - B    *                      S&P 500 INDEX FUND
     GEI SMALL-CAP VALUE EQUITY - B                  SMALL-CAP VALUE EQUITY FUND
     GEI U.S. EQUITY - B                             U.S. EQUITY FUND
     GEI VALUE EQUITY - B                            VALUE EQUITY FUND

                                              JANUS ASPEN SERIES
     JAN AGGRESSIVE GROWTH - B                       AGGRESSIVE GROWTH PORTFOLIO
     JAN BALANCED - B                                BALANCED PORTFOLIO
     JAN CAPITAL APPRECIATION - B                    CAPITAL APPRECIATION PORTFOLIO
     JAN GLOBAL LIFE SCIENCES - B                    GLOBAL LIFE SCIENCES PORTFOLIO
     JAN GLOBAL TECHNOLOGY - B                       GLOBAL TECHNOLOGY PORTFOLIO
     JAN GROWTH - B                                  GROWTH PORTFOLIO
     JAN INTERNATIONAL GROWTH - B                    INTERNATIONAL GROWTH PORTFOLIO
     JAN WORLDWIDE GROWTH - B                        WORLDWIDE GROWTH PORTFOLIO

P1259 IS                           CONTINUED                   EFFECTIVE 7/01/01

                                     MFS VARIABLE INSURANCE TRUST
MFS INVESTORS GROWTH STOCK - B            MFS INVESTORS GROWTH STOCK SERIES
MFS INVESTORS TRUST - B                   MFS INVESTORS TRUST SERIES
MFS NEW DISCOVERY - B                     MFS NEW DISCOVERY SERIES
MFS UTILITIES - B                         MFS UTILITIES SERIES

                                     OPPENHEIMER VARIABLE ACCOUNT FUNDS
OPP GLOBAL SECURITIES/VA - B             OPPENHEIMER GLOBAL SECURITIES FUND/VA
OPP MAIN STREET GROWTH &                OPPENHEIMER MAIN STREET GROWTH & INCOME
     INCOME/VA - B                           FUND/VA

                                     PIMCO VARIABLE INSURANCE TRUST
PIM FOREIGN BOND - B                     FOREIGN BOND PORTFOLIO
PIM HIGH YIELD BOND - B                  HIGH YIELD BOND PORTFOLIO
PIM LONG-TERM                            LONG-TERM U.S. GOVERNMENT BOND
     U.S. GOVERNMENT BOND - B                PORTFOLIO
PIM TOTAL RETURN BOND - B                TOTAL RETURN BOND PORTFOLIO

                                     RYDEX VARIABLE TRUST
RYD OTC - B **                           RYDEX OTC FUND]

GUARANTEE ACCOUNT
MINIMUM GUARANTEED INTEREST RATE [4%]


YOU MAY ALLOCATE YOUR PREMIUMS AND ACCOUNT VALUE TO AS MANY AS [TEN] SUBACCOUNTS IN ADDITION TO ANY GUARANTEE ACCOUNT AT ANY ONE TIME. YOUR ALLOCATIONS OF EACH PREMIUM MUST TOTAL 100%. EACH PREMIUM ALLOCATION MUST BE A WHOLE PERCENTAGE.

CONSULT YOUR PROSPECTUS FOR INVESTMENT DETAILS.


* "STANDARD & POOR'S," "S&P," "S&P 500," "STANDARD & POOR'S 500," AND "500" ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY GE ASSET MANAGEMENT INCORPORATED. THE S&P 500 INDEX FUND IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR'S AND STANDARD & POOR'S MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE FUND.


** THE NASDAQ 100 INDEX IS AN UNMANAGED INDEX THAT IS A WIDELY RECOGNIZED INDICATOR OF OTC MARKET PERFORMANCE.

                                                               EFFECTIVE 7/01/01

POLICY NUMBER: N00000000

                          [TABLE OF MAXIMUM PREMIUMS
             FOR GUIDELINE PREMIUM LIFE INSURANCE COMPLIANCE TEST

POLICY         MAXIMUM              POLICY        MAXIMUM
 YEAR          PREMIUM               YEAR         PREMIUM
    1         16,980.44               36         59,533.92
    2         16,980.44               37         61,187.64
    3         16,980.44               38         62,841.36
    4         16,980.44               39         64,495.08
    5         16,980.44               40         66,148.80
    6         16,980.44               41         67,802.52
    7         16,980.44               42         69,456.24
    8         16,980.44               43         71,109.96
    9         16,980.44               44         72,763.68
   10         16,980.44               45         74,417.40
   11         18,190.92               46         76,071.12
   12         19,844.64               47         77,724.84
   13         21,498.36               48         79,378.56
   14         23,152.08               49         81,032.28
   15         24,805.80               50         82,686.00
   16         26,459.52               51         84,339.72
   17         28,113.24               52         85,993.44
   18         29,766.96               53         87,647.16
   19         31,420.68               54         89,300.88
   20         33,074.40               55         90,954.60
   21         34,728.12               56         92,608.32
   22         36,381.84               57         94,262.04
   23         38,035.56               58         95,915.76
   24         39,689.28               59         97,569.48
   25         41,343.00               60         99,223.20
   26         42,996.72               61        100,876.92
   27         44,650.44               62        102,530.64
   28         46,304.16               63        104,184.36
   29         47,957.88               64        105,838.08
   30         49,611.60           65 & LATER    107,491.80
   31         51,265.32
   32         52,919.04
   33         54,572.76
   34         56,226.48
   35         57,880.20

MAXIMUM PREMIUMS WILL VARY BASED ON SPECIFIED AMOUNT, RATING CLASS, AGE, GENDER AND RIDER SELECTION. ACCORDING TO OUR UNDERSTANDING OF CURRENT FEDERAL TAX LAW, YOU MAY NOT PAY MORE THAN THESE AMOUNTS CUMULATIVELY AND MAINTAIN THE TAX STATUS OF THIS POLICY AS LIFE INSURANCE. THIS TABLE IS SUBJECT TO CHANGE. THIS TABLE DOES NOT RELATE TO MODIFIED ENDOWMENT CONTRACT STATUS UNDER FEDERAL TAX LAW.]

P1259DP 7/01

POLICY NUMBER: [N000000000]

                   [TABLE OF NET SINGLE PREMIUMS AND FACTORS
          FOR CASH VALUE ACCUMULATION LIFE INSURANCE COMPLIANCE TEST

ATTAINED AGE      ATTAINED AGE          BASE POLICY         RIDER
JOHN DOE            JANE DOE             NET SINGLE       NET SINGLE
                                           PREMIUM          PREMIUM
                                           FACTOR
   35                  35                 0.15235            0.00
   36                  36                 0.15844            0.00
   37                  37                 0.16477            0.00
   38                  38                 0.17135            0.00
   39                  39                 0.17819            0.00
   40                  40                 0.18529            0.00
   41                  41                 0.19267            0.00
   42                  42                 0.20033            0.00
   43                  43                 0.20828            0.00
   44                  44                 0.21654            0.00
   45                  45                 0.22511            0.00
   46                  46                 0.23401            0.00
   47                  47                 0.24324            0.00
   48                  48                 0.25281            0.00
   49                  49                 0.26273            0.00
   50                  50                 0.27302            0.00
   51                  51                 0.28368            0.00
   52                  52                 0.29473            0.00
   53                  53                 0.30616            0.00
   54                  54                 0.31798            0.00
   55                  55                 0.33020            0.00
   56                  56                 0.34283            0.00
   57                  57                 0.35586            0.00
   58                  58                 0.36931            0.00
   59                  59                 0.38318            0.00
   60                  60                 0.39747            0.00
   61                  61                 0.41217            0.00
   62                  62                 0.42729            0.00
   63                  63                 0.44281            0.00
   64                  64                 0.45870            0.00
   65                  65                 0.47492            0.00
   66                  66                 0.49147            0.00
   67                  67                 0.50830            0.00

                                   CONTINUED
P1259DP 7/01

POLICY NUMBER: [N000000000]

                   TABLE OF NET SINGLE PREMIUMS AND FACTORS
          FOR CASH VALUE ACCUMULATION LIFE INSURANCE COMPLIANCE TEST

ATTAINED AGE          ATTAINED AGE        BASE POLICY               RIDER
JOHN DOE              JANE DOE            NET SINGLE              NET SINGLE
                                            PREMIUM                 PREMIUM
                                            FACTOR

    68                    68                0.52541                  0.00
    69                    69                0.54278                  0.00
    70                    70                0.56039                  0.00
    71                    71                0.57819                  0.00
    72                    72                0.59608                  0.00
    73                    73                0.61405                  0.00
    74                    74                0.63195                  0.00
    75                    75                0.64969                  0.00
    76                    76                0.66716                  0.00
    77                    77                0.68433                  0.00
    78                    78                0.70114                  0.00
    79                    79                0.71759                  0.00
    80                    80                0.73366                  0.00
    81                    81                0.74929                  0.00
    82                    82                0.76441                  0.00
    83                    83                0.77892                  0.00
    84                    84                0.79271                  0.00
    85                    85                0.80573                  0.00
    86                    86                0.81797                  0.00
    87                    87                0.82948                  0.00
    88                    88                0.84033                  0.00
    89                    89                0.85064                  0.00
    90                    90                0.86054                  0.00
    91                    91                0.87021                  0.00
    92                    92                0.87985                  0.00
    93                    93                0.88968                  0.00
    94                    94                0.89999                  0.00
    95                    95                0.91105                  0.00
    96                    96                0.92298                  0.00
    97                    97                0.93571                  0.00
    98                    98                0.94882                  0.00
    99                    99                0.96154                  0.00

NET SINGLE PREMIUMS WILL VARY BASED ON RATING CLASS, AGE AND GENDER. ACCORDING TO OUR UNDERSTANDING OF CURRENT FEDERAL TAX LAW, THE DEATH BENEFIT MUST MAINTAIN THE RELATIONSHIP TO ACCOUNT VALUE ADJUSTED BY THE NET SINGLE PREMIUM AS DESCRIBED IN THE DEATH PROCEEDS SECTION FOR THE CASH VALUE ACCUMULATION TEST IN ORDER TO MAINTAIN THE TAX STATUS OF THIS POLICY AS LIFE INSURANCE. THIS TABLE IS SUBJECT TO CHANGE. THIS TABLE DOES NOT RELATE TO MODIFIED ENDOWMENT CONTRACT STATUS UNDER FEDERAL TAX LAW.]

POLICY NUMBER: N00000000

                         TABLE OF CONTINUATION AMOUNTS

POLICY             CONTINUATION               POLICY          CONTINUATION
MONTH                 AMOUNT                  MONTH              AMOUNT

 [1                    164.97                   31              5,114.07
  2                    329.94                   32              5,279.04
  3                    494.91                   33              5,444.01
  4                    659.88                   34              5,608.98
  5                    824.85                   35              5,773.95
  6                    989.82                   36              5,938.92
  7                  1,154.79                   37              6,103.89
  8                  1,319.76                   38              6,268.86
  9                  1,484.73                   39              6,433.83
 10                  1,649.70                   40              6,598.80
 11                  1,814.67                   41              6,763.77
 12                  1,979.64                   42              6,928.74
 13                  2,144.61                   43              7,093.71
 14                  2,309.58                   44              7,258.68
 15                  2,474.55                   45              7,423.65
 16                  2,639.52                   46              7,588.62
 17                  2,804.49                   47              7,753.59
 18                  2,969.46                   48              7,918.56
 19                  3,134.43                   49              8,083.53
 20                  3,299.40                   50              8,248.50
 21                  3,464.37                   51              8,413.47
 22                  3,629.34                   52              8,578.44
 23                  3,794.31                   53              8,743.41
 24                  3,959.28                   54              8,908.38
 25                  4,124.25                   55              9,073.35
 26                  4,289.22                   56              9,238.32
 27                  4,454.19                   57              9,403.29
 28                  4,619.16                   58              9,568.26
 29                  4,784.13                   59              9,733.23
 30                  4,949.10                   60              9,898.20]

CONTINUATION AMOUNTS WILL VARY BASED ON SPECIFIED AMOUNT, RATING CLASS, AGE, GENDER AND RIDER SELECTION. CONTINUATION AMOUNTS ARE DESCRIBED IN THE CONTINUATION AMOUNT AND CONTINUATION PERIOD PROVISION.

POLICY NUMBER:  N00000000

                          TABLE OF SURRENDER CHARGES


POLICY  SURRENDER   POLICY    SURRENDER  POLICY   SURRENDER   POLICY SURRENDER
MONTH    CHARGE     MONTH      CHARGE    MONTH     CHARGE     MONTH    CHARGE

 [1       699.00      37        699.00     73       547.55     109      128.15
  2       699.00      38        699.00     74       535.90     110      116.50
  3       699.00      39        699.00     75       524.25     111      104.85
  4       699.00      40        699.00     76       512.60     112       93.20
  5       699.00      41        699.00     77       500.95     113       81.55
  6       699.00      42        699.00     78       489.30     114       69.90
  7       699.00      43        699.00     79       477.65     115       58.25
  8       699.00      44        699.00     80       466.00     116       46.60
  9       699.00      45        699.00     81       454.35     117       34.95
  10      699.00      46        699.00     82       442.70     118       23.30
  11      699.00      47        699.00     83       431.05     119       11.65
  12      699.00      48        699.00     84       419.40     120        0.00]
  13      699.00      49        699.00     85       407.75
  14      699.00      50        699.00     86       396.10
  15      699.00      51        699.00     87       384.45
  16      699.00      52        699.00     88       372.80
  17      699.00      53        699.00     89       361.15
  18      699.00      54        699.00     90       349.50
  19      699.00      55        699.00     91       337.85
  20      699.00      56        699.00     92       326.20
  21      699.00      57        699.00     93       314.55
  22      699.00      58        699.00     94       302.90
  23      699.00      59        699.00     95       291.25
  24      699.00      60        699.00     96       279.60
  25      699.00      61        687.35     97       267.95
  26      699.00      62        675.70     98       256.30
  27      699.00      63        664.05     99       244.65
  28      699.00      64        652.40     100      233.00
  29      699.00      65        640.75     101      221.35
  30      699.00      66        629.10     102      209.70
  31      699.00      67        617.45     103      198.05
  32      699.00      68        605.80     104      186.40
  33      699.00      69        594.15     105      174.75
  34      699.00      70        582.50     106      163.10
  35      699.00      71        570.85     107      151.45
  36      699.00      72        559.20     108      139.80

SURRENDER CHARGES WILL VARY BASED ON SPECIFIED AMOUNT, RATING CLASS, AGE AND GENDER.

POLICY NUMBER: N0000000

                  TABLE OF GUARANTEED MAXIMUM INSURANCE RATES
                       PER $1,000 OF NET AMOUNT AT RISK

    AGE     BASE POLICY            DEATH BENEFIT
            LIFE MONTHLY            ENHANCEMENT
                RATE                RIDER RATE

    [35        0.00021                0.00021
     36        0.00067                0.00067
     37        0.00121                0.00121
     38        0.00186                0.00186
     39        0.00266                0.00266
     40        0.00360                0.00360
     41        0.00477                0.00477
     42        0.00613                0.00613
     43        0.00775                0.00775
     44        0.00962                0.00962
     45        0.01184                0.01184
     46        0.01443                0.01443
     47        0.01748                0.01748
     48        0.02105                0.02105
     49        0.02522                0.02522
     50        0.03015                0.03015
     51        0.03603                0.03603
     52        0.04312                0.04312
     53        0.05169                0.05169
     54        0.06186                0.06186
     55        0.07389                0.07389
     56        0.08796                0.08796
     57        0.10405                0.10405
     58        0.12230                0.12230
     59        0.14365                0.14365
     60        0.16895                0.16895
     61        0.19908                0.19908
     62        0.23597                0.23597
     63        0.28156                0.28156
     64        0.33723                0.33723
     65        0.40308                0.40308
     66        0.47990                0.47990
     67        0.56784                0.56784
     68        0.66736                0.66736
     69        0.78170                0.78170

                                   CONTINUED

POLICY NUMBER: N0000000

                  TABLE OF GUARANTEED MAXIMUM INSURANCE RATES
                       PER $1,000 OF NET AMOUNT AT RISK

    AGE    BASE POLICY        DEATH BENEFIT
           LIFE MONTHLY        ENHANCEMENT
               RATE            RIDER RATE

    70        0.91701             0.91701
    71        1.08841             1.08841
    72        1.27876             1.27876
    73        1.52262             1.52262
    74        1.81657             1.81657
    75        2.16058             2.16058
    76        2.55596             2.55596
    77        3.00219             3.00219
    78        3.49949             3.49949
    79        4.05867             4.05867
    80        4.69924             4.69924
    81        5.44086             5.44086
    82        6.30715             6.30715
    83        7.31754             7.31754
    84        8.46288             8.46288
    85        9.73941             9.73941
    86       11.12947            11.12947
    87       12.63400            12.63400
    88       14.23436            14.23436
    89       15.95027            15.95027
    90       17.78897            17.78897
    91       19.78599            19.78599
    92       22.00633            22.00633
    93       24.56619            24.56619
    94       27.80325            27.80325
    95       32.43368            32.43368
    96       40.11855            40.11855
    97       55.18812            55.18812
    98       83.33333            83.33333
    99       83.33333            83.33333]

GUARANTEED MAXIMUM INSURANCE RATES WILL VARY BASED ON RATING CLASS AND GENDER.

                               TABLE OF CONTENTS
     ----------------------------------------------------------------------

     Policy Data.....................................................    3

     Definitions.....................................................    4

     Introduction....................................................    6

     The Owner and the Beneficiary...................................    7

     Premium Payments................................................    8

     Death Proceeds..................................................    10

     The Guarantee Account...........................................    13

     The Separate Account............................................    14

     Account Value Benefits..........................................    16

     Loan Benefits...................................................    19

     General Information.............................................    21

     Optional Payment Plans..........................................    22

      A copy of the application and any riders and endorsements follow page 24.


                                  DEFINITIONS

Account Value - The sum of the values under the Policy allocated to each Investment Option and our General Account.

Attained Age - An Insured's age on the Policy Date plus the number of full years since the Policy Date.

Beneficiary - The person or entity designated by the Owner to receive the Death Proceeds.

The Company - GE Life and Annuity Assurance Company. "We", "us" or "our" refers to the Company.

Continuation Amount - A cumulative amount set forth on the Policy data pages for each month of the Continuation Period representing the minimum Net Total Premium necessary to keep the Policy in effect.

Continuation Period - The period, shown on the Policy data pages, during which the Policy will remain in effect if the Net Total Premium is at least equal to the Continuation Amount for the number of Policy Months that the Policy has been in effect.

Death Benefit - The benefit payable under the Policy upon the death of the last Insured as determined as of the date of that Insured's death.

Death Proceeds - The actual amount payable to the Beneficiary.

Fund - Any open-end management investment company or unit investment trust in which a Subaccount invests.

General Account - The assets of the Company other than those allocated to the Separate Account or any other separate account of the Company.

Guarantee Account - A General Account Investment Option we offer under the Policy. We credit fixed rates of interest on Account Value allocated to the Guarantee Account for specified periods.

Home Office - The Company's offices at 6610 West Broad Street, Richmond, Virginia 23230.

Insured(s) - The persons whose lives are insured under this Policy.

Investment Options - The Guarantee Account and the Subaccount(s) shown on the Policy data pages.

Monthly Anniversary Day - The same day in each month as the Policy Date. This day is shown on the Policy data pages.

Net Premium - The portion of each premium paid which is used in determining the Account Value. It is equal to the premium paid times the Net Premium Factor.

Net Premium Factor - The factor used in determining the Net Premium which reflects a deduction from each premium paid.

Net Total Premium - On any date, the total of all premiums paid to that date less (a) divided by (b), where:
  (a) is any outstanding Policy Debt, plus the sum of any partial surrenders to date; and
  (b) is the Net Premium Factor.

Optional Payment Plan - A plan whereby any part of Death Proceeds or Surrender Value can be left with us to provide a series of periodic payments to an Owner or Beneficiary.

Owner - The Owner of the Policy as named in this Policy. "You" or "your" refers to the Owner. Contingent Owners may also be named.

Planned Periodic Premium - A level premium amount scheduled for payment at fixed intervals over a specified period of time.

Policy - This Policy with any attached application(s), and any riders and endorsements.

Policy Date - The date the Policy is issued and becomes effective. Policy years and anniversaries are measured from the Policy Date. The Policy Date is shown on the Policy data pages. If the Policy Date would otherwise fall on the 29th, 30th or 31st of the month, the Policy Date will be the 28th.

Policy Debt - The amount of any outstanding loans plus accrued interest. Policy Debt is deducted from proceeds payable at the death of the last Insured, or at the time of surrender.

Policy Month - A one-month period beginning on a Monthly Anniversary Day and ending on the day immediately preceding the next Monthly Anniversary Day.

Separate Account - The segregated asset account of the Company shown on the Policy data pages.

Specified Amount - An amount used in determining the insurance coverage on an Insured life. The Specified Amount is shown on the Policy data pages.

Subaccount - A subdivision of the Separate Account, the assets of which are invested exclusively in a corresponding portfolio of a Fund.

Surrender Value - The amount payable to the Owner upon surrender of the Policy.

Unit Value - The unit of measure used to calculate the Account Value for each Subaccount.

Valuation Day - For each Subaccount, each day on which the New York Stock Exchange is open for regular trading except for days that the Subaccount's corresponding Fund does not value its shares.

Valuation Period - The period that starts at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next succeeding Valuation Day.


                                 INTRODUCTION

This is a flexible premium variable joint and last survivor life insurance policy. The first premium payment is due on the Policy Date. Additional premiums may be paid subject to conditions specified in the Premium Payments section. In return for these premiums and the insurance application, we provide certain benefits.

The Policy provides Death Proceeds. Proceeds will be paid to a retained benefit account for lump sum distribution unless an Optional Payment Plan is chosen. No Death Proceeds are payable until the death of the last Insured. (See Death Proceeds section.)

The Policy has an Account Value. The Account Value reflects the investment experience of the Investment Options. Account Value is the basis for certain benefits you can use before the last Insured's death.

READ YOUR POLICY CAREFULLY.

Inforce Illustrations

We will provide an inforce illustration of future life insurance and Account Value proceeds. To receive an illustration, send a written request to our Home Office. You must pay any service fee in effect at that time. The fee will not be more than $25 per illustration.

The illustration will assume:

  . amounts of insurance;
  . coverage options;
  . future premium payments you specify; and . other assumptions specified by you or by us.

When This Policy Will Terminate

All coverage under this Policy will terminate when:

  . you request that coverage terminate and you return this Policy; . the last Insured dies; or . the grace period ends without sufficient premium being paid.

This Policy will also terminate as stated in the Suicide provision.

                         THE OWNER AND THE BENEFICIARY

The Owner

You have rights in the Policy during either Insured's life. The Policy names the Insureds. If you are not an Insured, you may name a contingent Owner who will become the Owner if you die before either Insured. If you die before either Insured and there is no contingent Owner, ownership passes to your estate. If there are multiple Owners, they own the Policy jointly with rights of survivorship. If the last surviving joint Owner dies before both Insureds, ownership passes to any contingent Owner or to the estate of that joint Owner.

The Beneficiary

You may name primary and contingent Beneficiaries. Your original Beneficiary choice is shown in the attached application. Unless an Optional Payment Plan is chosen, Death Proceeds will be paid to a retained benefit account for the primary Beneficiary. If the primary Beneficiary dies before the last Insured, Death Proceeds will be paid to the contingent Beneficiary. If no Beneficiary survives the last Insured, Death Proceeds will be paid to you or your estate.

You may name more than one primary or contingent Beneficiary. If you do, the proceeds will be paid in equal shares to the survivors in the appropriate Beneficiary class who survive the last Insured, unless you have requested otherwise.

Changing the Owner or Beneficiary

During either Insured's life, you may change the Owner. You may also change the Beneficiary during either Insured's life if you reserved this right.

How to Change the Owner or Beneficiary. To make a change, send a written request to our Home Office. The request must be received by us in a form satisfactory to us. The change will take effect as of the date you sign the request. The change will be subject to any payment we make before we record the change.

Using the Policy as Collateral for a Loan

This Policy may be assigned as collateral security. We must be notified in writing if you assign the Policy. Any payment we make before we record the assignment at our Home Office will not be affected. We are not responsible for the validity of an assignment. Your rights and the rights of any revocable Beneficiary may be affected by an assignment.

Trustee

If a trustee is named as the Owner or Beneficiary of this Policy and exercises ownership rights or claims benefits, we will have no obligation to verify that a trust is in effect. We are not obligated to verify that the trustee is acting within the scope of his/her authority. Payment of Policy benefits to the trustee will release us from all obligations under the Policy to the extent of the payment. We will have no obligation to ensure that a payment to the trustee is applied according to the terms of the trust agreement.

                                PREMIUM PAYMENTS

This Policy's initial premium is due on the Policy Date.

Additional Premium Payments

Any premium payments after the first premium may be made under a periodic plan or at any time while this Policy is in effect and before the younger Insured's Attained Age of 100.

Periodic Premium Plan. You may request that we send reminders of your Planned Periodic Premium. You may choose to send premiums directly to us either annually, semi-annually, or quarterly. You may also arrange for pre-authorized payments from your bank account or similar facility either annually, semi-annually, quarterly or monthly. Planned Periodic Premiums will be subject to our rules on the minimum amount.

You may change the frequency or amount of your Planned Periodic Premium. We reserve the right to limit the amount of any increase in Planned Periodic Premiums.

Unscheduled Payments. You may make an unscheduled premium payment at any time while this Policy is in effect. Unscheduled payments are applied first to repay any Policy Debt, unless you direct us otherwise. We reserve the right to limit the number and amount of any unscheduled premium payments. We reserve the right to require evidence, satisfactory to us, that the Insured is insurable at the same rating class used at Policy issue. If satisfactory evidence is not provided before such premium payment, we reserve the right to refund the premium.

Maximum Premiums. If you have chosen the Guideline Premium Life Insurance Compliance Test, we will limit the total of all premiums paid to date for this Policy to the amounts shown in the table of maximum premiums on the Policy data pages. We may reject any premium, or any portion of a premium, that would result in the Policy being disqualified as life insurance under the Internal Revenue Code. We will refund any rejected premium along with any interest it accrued. We reserve the right to change the table of maximum premiums when necessary as a result of changes in coverage or to maintain compliance with the Internal Revenue Code. If we do, we will send you a new table of maximum premiums reflecting the adjusted amounts. If you have chosen the Cash Value Accumulation Life Insurance Compliance Test, there are no limits on the amount of premiums except as specified under the Unscheduled Payments provision above.

We reserve the right to amend this Policy as necessary to maintain compliance with the Internal Revenue Code. We will send any such amendments to you. You have the right to refuse such amendments and accept full responsibility for any consequences as a result of such refusal. We also reserve the right to return any premium with earnings thereon to maintain such compliance.

Where to Pay Premiums

Send each premium to our Home Office. Make the check payable to GE Life and Annuity Assurance Company.

Allocation of Premiums

You may allocate the Net Premium to one or more Investment Options. You may not allocate the Net Premium to more than the maximum number of Investment
Options shown on the Policy data pages. The minimum percentage of each Net Premium which may be allocated to any particular Investment Option is shown on the Policy data pages. Net Premiums will initially be allocated in accordance with the allocations requested by you. You may change the allocation of Net Premiums at any time without charge. To change your allocations send us a notice at our Home Office. The notice must be in writing or in any form acceptable to us. The changed allocation will apply to premiums received after we record the change.

Continuation Amount and Continuation Period

On any Monthly Anniversary Day during the Continuation Period, if the Surrender Value of this Policy is not sufficient to cover the monthly deduction, this Policy will remain in effect if the Net Total Premium is at least equal to the Continuation Amount.

At the end of the Continuation Period, you may have to pay an additional premium to keep the Policy in effect. (See Insufficient Surrender Value provision.)

An increase in Specified Amount will increase the Continuation Amounts. A decrease in Specified Amount will reduce the Continuation Amounts. Any termination and subsequent reinstatement of the Policy will reduce the Continuation Amounts. We will send you a supplemental policy data page reflecting the adjusted amounts. The Continuation Period will be as though the Policy had been in effect continuously from its original Policy Date.

Grace Period

On any Monthly Anniversary Day during the Continuation Period, if (1) the Surrender Value is not sufficient to cover the monthly deduction, and (2) the Net Total Premium is less than the Continuation Amount, you must pay a premium sufficient to keep the Policy in effect or coverage will terminate. The amount of the sufficient premium will equal the lesser of (a) and (b), where:
     (a) equals the monthly deduction due minus the Surrender Value, and that result divided by the Net Premium Factor; and
     (b)  equals the Continuation Amount minus the Net Total Premium.

All amounts in (a) and (b) above are as of the Monthly Anniversary Day at the beginning of the grace period. The monthly deduction is described in the ACCOUNT VALUE BENEFITS section.

On any Monthly Anniversary Day after the Continuation Period, if the Surrender Value is not sufficient to cover the monthly deduction, you must pay a premium sufficient to keep the Policy in effect or coverage will terminate. In this case, the amount of the sufficient premium will equal the monthly deduction due minus the Surrender Value, and that result divided by the Net Premium Factor. As used in this paragraph, the monthly deduction due and the Surrender Value are both as of the Monthly Anniversary Day at the beginning of the grace period.

In either case, we will mail you written notice of the sufficient premium. This notice will be sent to your last known address. You have a 61-day grace period from the date we mail the notice to pay the sufficient premium.

Coverage continues during the 61-day grace period. If the death of the last Insured occurs during the grace period, proceeds will be reduced by the amount of the sufficient premium (as described in this provision) that would have been required to keep the Policy in effect.

If the sufficient premium is not paid by the end of the grace period, this Policy will terminate without value.

How This Policy Can Be Reinstated

You may reinstate this Policy within three years of the end of the grace period if:
     (1)  you submit an application for reinstatement;
     (2) you provide required evidence of insurability satisfactory to us that each Insured is insurable at the same rating class used at policy issue to determine the guaranteed maximum cost of insurance rate scale;
     (3)  the Policy has not been surrendered for cash; and
     (4)  you pay the premium as described in this section.

The Policy will be reinstated effective on the date we approve the reinstatement. The surrender charge and the Continuation Period will be as though the Policy had been in effect continuously from its original Policy Date.

On the date of reinstatement, the Account Value will be allocated to the Investment Options. Unless you tell us otherwise, these allocations will be made in the same manner that Net Premiums are allocated.

If this Policy terminates and is reinstated before the end of the Continuation Period, you will have to pay a premium equal to (1) minus (2) minus (3) plus
(4), where:
     (1) is the Continuation Amount as of the date of reinstatement;
     (2) is the sum of the monthly deductions that would have been made during the period between termination and reinstatement, divided by the Net Premium Factor;
     (3) is the Net Total Premium on the date of termination; and
     (4) is an amount sufficient to keep the Policy in effect for two Policy Months after the date of reinstatement.

On the date of reinstatement, the Account Value will equal (a) plus (b) minus
(c), where:
     (a) is the Account Value on the first day of the grace period;
     (b) is the premium paid to reinstate multiplied by the Net Premium Factor; and
     (c) is the monthly deduction for the month following the date of reinstatement.

If this Policy terminates before the end of the Continuation Period, and is reinstated after the end of the Continuation Period, you will have to pay a premium which, after multiplying it by the Net Premium Factor, equals (1) plus
(2) minus (3), where:
     (1) is the surrender charge on the date of termination;
     (2) is an amount equal to the monthly deductions for two months after the date of reinstatement; and
     (3) is the Account Value on the date of termination.

On the date of reinstatement, the Account Value will equal (a) plus (b) plus
(c), where:
     (a) is the surrender charge in effect on the date of reinstatement;
     (b) is an amount equal to the monthly deductions for the two months after the date of reinstatement, minus the monthly deduction for the month following the date of reinstatement; and
     (c) is any premium paid in excess of the required reinstatement premium, multiplied by the Net Premium Factor.

If this Policy terminates after the end of the Continuation Period and is reinstated, you will have to pay a premium to keep the Policy in effect for at least two months.

On the date of reinstatement, the Account Value will equal (a) plus (b) minus
(c), where:
     (a) is the surrender charge in effect on the date of reinstatement;
     (b) is the premium paid to reinstate multiplied by the Net Premium Factor; and
     (c) is the monthly deduction for the month following the date of reinstatement.

                                 DEATH PROCEEDS

Death Proceeds are payable at the death of the last Insured. No benefits are payable at the death of the first Insured. We will process a claim for Death Proceeds on this Policy when we receive:

     . this Policy;
     . due proof that both Insureds died while this Policy was in effect; and . proof of the interest of the claimant.

Proceeds will be paid to a retained benefit account for lump sum distribution unless an Optional Payment Plan is chosen. Any Death Proceeds that are paid in one lump sum will include interest from the date of receipt of due proof of the last Insured's death to the date of payment. Interest will be paid at a rate set by us, or by law if greater. Interest will not be paid beyond one year or any longer period set by law.

How We Determine the Death Benefit

In the application for original coverage, you elected a method of compliance for this Policy to be treated as life insurance according to the Internal Revenue Code. The election that was made for this Policy is shown on the Policy data pages. Once elected, the method cannot be changed at any time.
There are two possible methods:
     (a)  the Cash Value Accumulation Test, as defined in Internal Revenue Code
          Section 7702(b); or
     (b)  the Guideline Premium Test, as defined in Internal Revenue Code
          Section 7702(c).

Cash Value Accumulation Test:

If you elected the Cash Value Accumulation Test, you must also choose one of three Death Benefit options.

Under option A for Attained Ages less than 100, the Death Benefit is the greater of (1) and (2), where:
     (1) is the Specified Amount plus the Account Value; and
     (2) is (a) divided by (b), where:
          (a)  is the Account Value minus the rider net single premium; and
          (b)  is the base Policy net single premium factor.

Under option B for Attained Ages less than 100, the Death Benefit is the greater of (1) and (2), where:
     (1) is the Specified Amount; and
     (2) is (a) divided by (b), where:
          (a)  is the Account Value minus the rider net single premium; and
          (b)  is the base Policy net single premium factor.


Under option C for Attained Ages less than 100, the Death Benefit is the greater of (1) and (2), where:
     (1) is (a) plus (b) minus (c) minus (d), where:
          (a)  is the Specified Amount;
          (b) is the sum of all premiums paid before Attained Age 75 of the younger Insured;
          (c) is the charges for additional benefits, other than qualified additional benefits as specified in Internal Revenue Code Section 7702(f)(5)(A);
          (d)  is the sum of all partial surrenders taken; and
     (2) is (a) divided by (b), where:
          (a)  is the Account Value minus the rider net single premium; and
          (b)  is the base Policy net single premium factor.

Under options A, B and C for Attained Ages 100 and older, the Death Benefit is the Account Value multiplied by 101%.

The Table of Net Single Premiums and Factors is shown on the Policy data pages. These values are based on the Attained Age, gender and rating class of each Insured.

Guideline Premium Test

If you elected the Guideline Premium Test, you must also choose one of two Death Benefit options.

Under option A for Attained Ages less than 100, the Death Benefit is the greater of (1) and (2), where:
     (1) is the Specified Amount plus the Account Value; and
     (2) is the Account Value multiplied by the corridor percentage.

Under option B for Attained Ages less than 100, the Death Benefit is the greater of (1) and (2), where:
     (1) is the Specified Amount; and
     (2) is the Account Value multiplied by the corridor percentage.

Under option C for Attained Ages less than 100, the Death Benefit is the greater of (1) and (2), where:
     (1) is (a) plus (b) minus (c) minus (d), where:
          (a) is the Specified Amount;
          (b) is the sum of all premiums paid before Attained Age 75 of the younger Insured;
          (c) is the charges for additional benefits, other than qualified additional benefits as specified in Internal Revenue Code Section 7702(f)(5)(A);
          (d) is the sum of all partial surrenders taken; and
     (2) is the Account Value multiplied by the corridor percentage.

Under options A, B and C for Attained Ages 100 and older, the Death Benefit is the Account Value multiplied by 101%.

The corridor percentage depends on the Attained Age of the younger Insured. If the younger Insured was the first to die, the Attained Age for referencing the corridor percentage is that of the younger Insured as if he/she was still living.

Younger                           Younger                          Younger                        Younger
Insured's                         Insured's                        Insured's                      Insured's
Attained          Corridor        Attained       Corridor          Attained      Corridor         Attained         Corridor
  Age            Percentage         Age         Percentage           Age        Percentage          Age           Percentage
  ---            ----------         ---         ----------           ---        ----------          ---           -----------
 40 or                              50              185%              61         128%                72              111%
younger             250%            51              178               62         126                 73              109
 41                 243             52              171               63         124                 74              107
 42                 236             53              164               64         122                 75              105
 43                 229             54              157               65         120               through
 44                 222             55              150               66         119                 90
 45                 215             56              146               67         118                 91              104
 46                 209             57              142               68         117                 92              103
 47                 203             58              138               69         116                 93              102
 48                 197             59              134               70         115             94 or older         101
 49                 191             60              130               71         113

The Specified Amount and Account Value used in calculating the Death Benefit are amounts in effect on the date of death of the last Insured.

In no event will the Benefit be less than the amount required to keep the Policy qualified as life insurance.

How We Determine the Death Proceeds

The actual amount of Death Proceeds will depend on:

     . the Death Benefit as determined above;
     . the use of the Account Value;
     . any partial surrenders;
     . any Policy Debt plus loan interest accrued and payable to us;
     . any additional insurance provided by rider;
     . any increase or decrease in the Specified Amount;
     . either Insured's suicide during the first two Policy years or during the first two Policy years following an increase in existing coverage; and . a misstatement of either Insured's age or gender.

Change in Existing Coverage

You may increase or decrease the Specified Amount as provided below. To make a change, send a written request along with the Policy to our Home Office. We will not accept the request for a change if either Insured is over our current maximum age for issuing this Policy.

Decrease in Specified Amount. After the Policy has been in effect for one year, you may decrease the Specified Amount subject to the conditions listed in this provision. Any decrease will become effective on the next Policy anniversary after the date we receive the request. The decrease will first apply to coverage provided by the most recent increase. Then the decrease will apply to the next most recent increases successively. Next the decrease will apply to the coverage provided under the original application.

During the Continuation Period, we will not allow a decrease unless the Account Value less any Policy Debt is greater than the surrender charge. A decrease may not cause the Specified Amount to be less than the minimum Specified Amount shown on the Policy data pages. A decrease may cause a surrender charge to be assessed and may require us to make a payment to you to keep the Policy qualified as life insurance. If this event occurs, we will send you revised Policy data pages. (See Surrender Charge on Decrease in Specified Amount in the Surrender provision.)

Increase in Specified Amount. While both Insureds are living, you may apply for an increase in Specified Amount using a supplemental application. We reserve the right to only allow increases after the first Policy anniversary. You will have to submit evidence satisfactory to us that each Insured is insurable at the same rating class used at policy issue. An increase in Specified Amount may incur additional surrender charges except for increases in Specified Amount resulting from a change in Death Benefit options. Any approved increase will become effective on the date shown in the supplemental Policy data pages. The approved increase is subject to deduction of the first month's cost of increased insurance from the Account Value of this Policy.

Change in Death Benefit Options

You may request a change to Death Benefit option A or B. Changes to Option C are not permitted. After any such change, the Specified Amount will be that amount which results in the Death Benefit after the change being equal to the Death Benefit before the change.

Any change in Death Benefit options will become effective on the first Monthly Anniversary Day after the date we receive the request in our Home Office. We will not accept the request for a change if either Insured is over our current maximum age for issuing this Policy.

                             THE GUARANTEE ACCOUNT

Amounts allocated to the Guarantee Account earn interest at the rate that applies to the particular allocation. For each allocation, the applicable rate will remain in effect for a specified period. The period is the interest rate guarantee period. You may also make transfers, partial surrenders or loans from the Guarantee Account. These transactions are described in the Policy.

Amounts allocated to the Guarantee Account become part of our General Account. The General Account consists of our assets other than those allocated to our separate accounts. Subject to statutory authority, we have sole discretion over the investment of the assets of the General Account. Those assets may be charged with liabilities arising out of any business we may conduct.

Any Surrender Value or Death Benefit under the Guarantee Account will not be less than required by your state laws.

                             THE SEPARATE ACCOUNT

The Separate Account supports the operation of this Policy and certain other variable life insurance policies we may offer. We will not allocate assets to the Separate Account to support the operation of any contracts or policies that are not variable life insurance.

We own the assets in the Separate Account. These assets are held separately from our other assets. They are not part of our General Account.

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is also subject to Virginia laws which regulate the operations of insurance companies incorporated in Virginia. The investment policy of the Separate Account will not be changed without the approval of the Virginia Insurance Commissioner. The approval process is on file with the Insurance Commissioner of the state in which this Policy was delivered.

Insulation of Assets

The Separate Account assets equal the reserves and other Policy liabilities supported by the Separate Account. These assets will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our General Account any assets of the Separate Account which are in excess of such reserves and other Policy liabilities.

Subaccounts

The Separate Account is divided into Subaccounts. Each Subaccount's income, gains and losses, realized or unrealized, are credited to or charged against that Subaccount. This transaction is made without regard to other income, gains or losses of the Company or any other Subaccount.

The Subaccounts available under this Policy are shown on the Policy data pages. Each Subaccount invests exclusively in a Fund. Shares of a Fund are purchased and redeemed at their net asset value. Any income, dividends or gains attributable to Fund shares are reinvested in additional Fund shares at net asset value.

Changes to the Separate Account and Subaccounts

Where permitted by applicable law, we may:

     . create new separate accounts;
     . combine separate accounts, including the Separate Account;
     . transfer assets of the Separate Account to another separate account;
     . add new Subaccounts to or remove existing Subaccounts from the Separate
       Account or combine Subaccounts;
     . make Subaccounts (including new Subaccounts) available to such classes of policies as we may determine;
     . add new Funds or remove existing Funds;
     . substitute new Funds for any existing Fund whose shares are no longer available for investment;
     . substitute new Funds for any existing Fund which we determine is no longer appropriate in light of the purposes of the Separate Account;
     . deregister the Separate Account under the Investment Company Act of 1940;
       and
     . operate the Separate Account under the direction of a committee or in any other form permitted by law.

In the event of any substitution or change, we may make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

Valuation of Separate Account Assets

We will value the assets of the Separate Account each Valuation Day at their fair market value. The valuation will be done in accordance with accepted accounting practices and applicable laws and regulations.

Unit Value

Each Subaccount has a Unit Value. When Net Premiums or other amounts are transferred into a Subaccount, a number of units are purchased based on that Subaccount's Unit Value as of the end of the Valuation Period during which the transfer is made. Likewise, when amounts are transferred out of a Subaccount, units are redeemed in a similar manner.

The Unit Value of each Subaccount was arbitrarily set when the Subaccount began operations. The Unit Value for each subsequent Valuation Period is the net investment factor for that period, multiplied by the Unit Value for the immediately preceding period. The Unit Value for a Valuation Period applies to each day in the period.

Each Subaccount has its own net investment factor. In the following definition, "assets" refers to the assets in each Subaccount. "Any amount charged against the Separate Account" refers to those amounts that are allocated to each Subaccount.

The net investment factor for a Valuation Period is (a) divided by (b), where:
 (a) is the result of:
     1. the value of the assets at the end of the preceding Valuation Period;
        plus
     2. the investment income and capital gains, realized or unrealized, credited to those assets at the end of the Valuation Period for which the net investment factor is being determined; minus
     3. the capital losses, realized or unrealized, charged against those assets during the Valuation Period; minus
     4. any amount charged against the Separate Account for taxes, or any amount we set aside during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Separate Account; and
 (b) is the value of the assets in the Subaccount at the end of the preceding Valuation Period.

Transfers

You may transfer Account Value among the Investment Options. The transfer will be effective as of the end of the Valuation Period during which we receive your request at our Home Office. You must request a transfer in writing or in any other form acceptable to us. We do not currently charge for transfers. We reserve the right to impose a transfer charge for each transfer after the twelfth transfer in a calendar year. The maximum amount of any transfer charge is provided on the Policy data pages. When we make transfers, the Account Value on the date of the transfer will not be affected by the transfer except to the extent of any transfer charge. Any transfer charge will be taken from the amount transferred.

Transfers involving the Guarantee Account will be effective on the date we receive your request at our Home Office. With respect to transfers between the Guarantee Account and the Separate Account, we reserve the right to impose the following restrictions:

 . For each allocation to the Guarantee Account, you have 30 days following the end of its interest rate guarantee period to transfer to the Separate Account.
 . We may limit the amount which may be transferred from the Guarantee Account.
   We will not limit it to less than 25% of the original allocation, plus any accrued interest on that allocation.
 . No transfers from the Separate Account to the Guarantee Account may be made during the six month period following the transfer of any amount from the Guarantee Account to the Separate Account.

We reserve the right to limit, upon written notice, the number of transfers each calendar year to twelve. Also, we reserve the right to refuse to execute any transfer:
 (1) if any of the Subaccounts that would be affected by the transfer is unable to purchase or redeem shares of the Fund in which the Subaccount invests; or
 (2) if the transfer is a result of more than one trade involving the same Subaccount within a 30 day period; or
 (3) if necessary for the Policy to be treated as a life insurance policy under the Internal Revenue Code of 1986, as amended; or
 (4) if the transfer would adversely affect accumulation unit values. This may occur if the transfer would affect one percent or more of the relevant Fund's total assets.


Where permitted by law, we may accept your authorization of third party transfers. We may restrict the Subaccounts that will be available to you for transfers. This restriction may occur during any period such third party is authorized to act for you. We will give you prior notice of any restrictions. We will not enforce such restrictions if you provide us with satisfactory evidence that:
 (1) a court of competent jurisdiction has appointed such third party to act for you; or
 (2) you have appointed such third party to act for you for all of your financial affairs.


                            ACCOUNT VALUE BENEFITS

How We Determine Account Value

The Account Value of the Policy is equal to:
 (a) the Account Value allocated to the Subaccounts; plus
 (b) the Account Value allocated to the Guarantee Account; plus
 (c) the Account Value held in the General Account to secure Policy Debt.

Account Value in the Separate Account

At the end of the Valuation Period during which the initial premium is received, the Account Value in each Subaccount is (a) minus (b), where:
 (a) is the portion of the initial Net Premium which has been paid and allocated to that Subaccount; and
 (b) is the portion of any due and unpaid monthly deductions allocated to the Account Value in that Subaccount.

At the end of each Valuation Period after such date, the Account Value allocated to each Subaccount is (a) plus (b) plus (c) minus (d) minus (e) minus (f), where:
 (a) is the Account Value allocated to the Subaccount at the end of the preceding Valuation Period, multiplied by the Subaccount's net investment factor for the current period;
 (b) is Net Premiums received during the current Valuation Period that have been allocated to the Subaccount;
 (c) is any other amounts transferred into the Subaccount during the current Valuation Period;
 (d) is the Account Value transferred out of the Subaccount during the current Valuation Period;
 (e) is any partial surrender made from the Subaccount during the current Valuation Period; and
 (f) is any monthly deduction allocated to the Subaccount during the current Valuation Period.

Account Value in the Guarantee Account

The Account Value in the Guarantee Account is (a) plus (b) minus (c) minus (d), where:
 (a) is the sum of all amounts allocated to it;
 (b) is any interest credited on those amounts;
 (c) is any amounts removed by transfer, partial surrender or loan; and
 (d) is any amounts deducted for charges made under the Policy and any riders.

You may distribute any allocation to one or more of the interest rate guarantee periods available at the time of your allocation. Unless you choose otherwise, the initial interest rate guarantee period will be one year. Each interest rate guarantee period must be at least one year. At the end of each interest rate guarantee period, a new interest rate guarantee period of one year, with a new rate, will begin. We will notify you of the new rate.

We determine interest rates that apply to allocations to the Guarantee Account. This determination is made in our sole discretion. The minimum guaranteed interest rate is shown on the Policy data pages.

How We Determine Net Premium

To calculate the Net Premium, we multiply the premium paid times the Net Premium Factor.

The minimum Net Premium Factor is shown on the Policy data pages. We may use a Net Premium Factor greater than the minimum Net Premium Factor at our sole discretion.

Monthly Deduction

The monthly deduction is a charge made on the Policy Date and each Policy Month thereafter against the Account Value allocated to the Investment Options. The monthly deduction is equal to the sum of:

  . the cost of any additional benefits provided by rider;
  . monthly Policy charge;
  . mortality and expense risk charge;
  . Policy initial monthly expense charge;
  . Policy increase monthly expense charge; and . monthly cost of insurance charge.

Monthly Policy Charge. The actual monthly Policy charge will never be greater than the maximum monthly Policy charge shown on the Policy data pages.

Mortality and Expense Risk Charge. Beginning on the Policy Date and on each Policy Month thereafter, there will be a charge for the mortality and expense risk multiplied by the Account Value in the Separate Account prior to taking the monthly deduction. This charge is shown on the Policy data pages.

Policy Initial Monthly Expense Charge. The initial monthly expense charge will be included in the monthly deduction for a period of time. The maximum amount of the charge per $1,000 of initial Specified Amount and the maximum duration for the charge are shown on the Policy data pages.

Policy Increase Monthly Expense Charge. The increase monthly expense charge will be included in the monthly deduction for a period of time. The maximum amount of the charge per $1,000 of increase in Specified Amount and the maximum duration for the charge are shown on the Policy data pages. The increase charge will not apply to changes in Death Benefit options.

Cost of Insurance Charge. The monthly deduction will also include a charge for the cost of insurance. The charge for the cost of insurance will not be deducted following the Policy anniversary nearest the Insured's 100th birthday.

The monthly deduction for the mortality and expense risk charge will be allocated among the Subaccounts in the same proportion that the Policy's Account Value in each Subaccount bears to the total Account Value in all Subaccounts at the beginning of the Policy Month. The monthly deduction for all other charges will be taken from each Investment Option in the same proportion that the Account Value in that Investment Option bears to the total Account Value in all Investment Options.

Cost of Insurance

Current Cost of insurance Charge. The current cost of insurance charge is calculated on each Monthly Anniversary Day. The monthly charge is based on each Insured's gender, issue age, Policy duration and rating class. The cost of insurance rates are determined according to our expectations of future experience for mortality, lapses, taxes, interest and expenses. We can change the charges from time to time, but they will never be more than the guaranteed maximum charge. A change in charges will apply to all persons of the same age, gender and rating class and whose policies have been in effect for the same length of time.

Guaranteed Cost of Insurance Charge. The guaranteed maximum charge is calculated on each Monthly Anniversary Day. The guaranteed maximum charge is based on the net amount at risk. The net amount at risk is calculated by dividing the Death Benefit by 1.0032737, and then subtracting the Account Value. To determine the guaranteed maximum cost of insurance for a particular Policy Month, we divide the net amount at risk by 1000 and multiply that result by the applicable cost of insurance rate shown in the Table of Guaranteed Maximum Insurance Rates.

Insufficient Surrender Value

On a Monthly Anniversary Day, if the Surrender Value is not enough to cover the monthly deduction for that Monthly Anniversary Day, the Grace Period provision will apply.

Surrender

You can surrender this Policy by sending a written request and the Policy to our Home Office. The surrender must take place prior to the death of the second Insured to die. Unless an Optional Payment Plan is chosen, any proceeds will be paid to you in a lump sum.

The amount payable on surrender is the Surrender Value. The Surrender Value is
(a) minus (b) minus (c), where:
  (a) is the Account Value on the date we receive your request for surrender in our Home Office;
  (b) is any Policy Debt; and
  (c) is any surrender charge that applies.

Surrender Charge

We will charge a surrender charge during the surrender charge period in the case of a full surrender of this Policy, and for decreases in Specified Amount as described below. An increase in Specified Amount may incur additional surrender charges. The amount of surrender charge is shown on the Policy data pages. The surrender charge period is the period of Policy Months for which a surrender charge is shown on the policy data pages.

Surrender Charge on Increase in Specified Amount. If the Specified Amount is increased, we may charge additional surrender charges except for increases in Specified Amount resulting from a change in Death Benefit options. Any approved increase will be indicated on a supplemental Policy data pages that you will be sent.

Surrender Charge on Decrease in Specified Amount. If the Specified Amount is decreased to less than the smallest Specified Amount that had previously been in effect, we may charge a surrender charge.

The amount of the surrender charge will be based :

  (1) first on any charge in effect on the most recent increase and the amount of reduction to this increase caused by the decrease;
  (2) then on any surrender charge in effect on the next most recent increases successively and the amount of any reduction to each of these increases caused by the decrease; and
  (3) finally on the surrender charge in effect on coverage provided under the original application and any reduction to this amount caused by the decrease.

Surrender charges in effect prior to the decrease will be adjusted to reflect any assessments made.

Partial Surrender

You can make a partial surrender of this Policy. A partial surrender cannot be less than $200. A partial surrender cannot exceed the lesser of:

  .  the Surrender Value, less $200; or
  .  the available loan amount.

We generally will reduce both the Account Value and the Death Proceeds by the amount of any partial surrender. A partial surrender will not be permitted during the first Policy year if Death Benefit option B is in effect.

You may tell us how to deduct a partial surrender from the Investment Options. If you do not, the partial surrender will be taken from each Investment Option in the same proportion that the Account Value in that Investment Option bears to the total Account Value in all Investment Options.

We may deduct a charge from the amount of each partial surrender. This charge will not exceed the lesser of (i) $25, or (ii) 2% of the amount of the partial surrender.

Postponement of Payments

We will usually pay any amounts payable as a result of surrender, partial surrender or Policy loan within seven days after we receive written request in our Home Office, in a form satisfactory to us. We will usually pay any Death Proceeds within seven days after we receive due proof of death.

Payment of any amount for surrender, partial surrender, Policy loan or Death Proceeds may be postponed whenever:

  . the New York Stock Exchange is closed other than customary week-end and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or
  . the Securities and Exchange Commission by order permits postponement for the protection of policyowners; or
  . an emergency exists, as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

We have the right to defer payment which is derived from any amount recently paid to us by check or draft, until we are satisfied the check or draft has been paid by the bank on which it was drawn.

We reserve the right to defer payment of any amounts from the Guarantee Account for up to six months. We will not defer if the law requires us to pay earlier. We will not defer if the amount payable is to be used to pay premiums on policies with us.


                                 LOAN BENEFITS

This Policy has loan benefits that are described below. Any outstanding Policy Debt will be deducted from Death Proceeds, or on surrender.

Making A Policy Loan

You may obtain a Policy loan from us. This Policy is the only security required. The minimum loan amount is $500. The maximum loan amount is 90% of the difference between (a) the Account Value and (b) any surrender charge on the date of the loan. The available loan amount is the maximum loan amount less any outstanding Policy Debt.

When a Policy loan is made, an amount of Account Value sufficient to secure the loan is transferred into our General Account. You may tell us how to deduct this Account Value from the Investment Options. If you do not, the Account Value will be taken from each Investment Option in the same proportion that the Account Value in that Investment Option bears to the total Account Value in all Investment Options.

Account Value in the General Account will earn interest daily at a minimum annual rate of 4%.

Any loan transaction will permanently affect the values of the Policy.

Policy Loan Interest

The interest rates charged for Policy loans are shown on the Policy data pages. Interest accrues daily, and is due and payable on each Policy anniversary or on surrender or at the death of the last Insured. If interest is not paid when due, an amount equal to the amount owed will be transferred out of the Investment Options and into our General Account to become part of the Policy Debt and interest will be charged on that amount. Interest transferred out of the Investment Options will be transferred from each Investment Option in the same proportion that the Account Value in that Investment Option bears to the total Account Value in all Investment Options at the time of interest transfer.

Repaying Policy Debt

You can repay Policy Debt in part or in full any time during either Insured's life while this Policy is in effect. When a loan repayment is made, Account Value in the General Account related to that payment will be transferred into the Investment Options. You may tell us how to allocate this Account Value among each Investment Option. If you do not, we will allocate that amount among the Investment Options in the same proportion that Net Premiums are being allocated.

If you do not repay Policy Debt, it will be deducted from any proceeds or benefit payable at the death of the last Insured or on surrender. Any Policy Debt which exists at the end of the 61-day grace period will be deducted from the Account Value and considered repaid as of the date of termination.

Minimum Loan Payment

During the Continuation Period, if Policy Debt on any Monthly Anniversary Day exceeds the Account Value less any surrender charge that applies, and the Net Total Premium is less than the Continuation Amount, your Policy will enter a 61-day grace period. You will have the 61-day grace period to pay a minimum loan payment equal to the lesser of (a) and (b), where:
   (a) equals the amount by which Policy Debt exceeds the Account Value less any surrender charge; and
   (b) equals the Net Premium Factor times the difference between the Continuation Amount and the Net Total Premium.

All amounts in (a) and (b) above are as of the Monthly Anniversary Day when excess Policy Debt first occurs.

After the Continuation Period, if Policy Debt on any Monthly Anniversary Day exceeds the Account Value less any surrender charge that applies, your Policy will enter a 61-day grace period. In this case, you will have the 61-day grace period to pay a minimum loan payment equal to the amount by which Policy Debt exceeds the Account Value less any surrender charge. As used in this paragraph, Policy Debt, Account Value and surrender charge are all as of the Monthly Anniversary Day when excess Policy Debt first occurs.

We will send written notice of the minimum loan payment to you and any assignee of record at our Home Office at least 30 days prior to the date of termination. If you do not pay the minimum loan payment by the end of the grace period, your Policy will terminate without value.



                              GENERAL INFORMATION

Annual Statement

On each Policy anniversary, we will send you an annual statement. The statement will show the Specified Amount, the Account Value, the Surrender Value and Policy Debt as of the Policy anniversary. The statement will also show premiums paid and charges made during the Policy year.

Calculation of Values

Our calculations of the guaranteed maximum cost of insurance rates are based on the Commissioners' 1980 Standard Ordinary Smoker or Nonsmoker Mortality Tables (age nearest birthday).

The values provided for in this Policy are always at least what is required by law of the state where the Policy was delivered. A detailed statement of how we calculate the values in this Policy has been filed with the insurance department of the state where the Policy was delivered.

Limits on Contesting This Policy

In deciding to issue this Policy, we relied on statements in the application for the Policy. If we increase the Specified Amount or reinstate the Policy after it lapses, we rely on statements in a supplemental application or a reinstatement application. The statements in all such applications are considered representations and not warranties.

We can contest this Policy, an increase in Specified Amount and/or a reinstatement of this Policy, if:

     . any material misrepresentation of fact was made in the application, a supplemental application or a reinstatement application; and
     . a copy of that application was attached to the Policy when issued or delivered, or was made a part of the Policy when a change in coverage or Policy reinstatement went into effect.

With respect to the original Specified Amount, we will not contest this Policy after it has been in effect during the lifetimes of both Insureds for two years from its Policy Date. We will not contest an increase in Specified Amount after that increase has been in effect during the lifetimes of both Insureds for two years from the effective date of the increase. We will not contest a reinstatement of this Policy after the reinstated Policy has been in effect during the lifetimes of both Insureds for two years from the date of reinstatement.

This provision does not apply to riders that provide disability benefits.

Misstatement of Age or Gender

If either Insured's age or gender was misstated in an application, the Death Benefit will be adjusted. The Death Benefit after adjustment will be the sum of
(a) and (b), where:
     (a) is the Account Value at the time of the death of the last Insured; and
     (b) is the unadjusted Death Benefit, reduced by the Account Value at the time of the death of the last Insured, and multiplied by the ratio of
         (1) the most recent monthly deduction based on each age and gender shown in the application, to (2) the most recent monthly deduction based on each true age or gender.

All amounts are those in effect, with respect to each Insured, in the Policy Month of the death of the last Insured.

In no event will the Death Benefit be less than the amount required to keep the Policy qualified as life insurance.

Nonparticipating

This is not a participating Policy. No dividends are payable.

The Policy and Its Parts

The Policy with any attached application(s), and any riders and endorsements is a legal contract. It is the entire contract between you and us. An agent cannot change this contract. Any change to it must be in writing and approved by us. Only an authorized officer of the Company can give our approval.

We will not use any statement in the original application to deny a claim unless a copy of that application was attached to this Policy when issued or delivered. We will not use any statement in a supplemental application to deny a claim unless a copy of that application was sent to you when the change in coverage went into effect. We will not use any statement in a reinstatement application to deny a claim unless a copy of the reinstatement application was sent to you when the Policy was reinstated.

Suicide

If either Insured commits suicide, while sane or insane, within two years of the Policy Date, all coverage under the Policy will end, and we will pay a refund to the Beneficiary. The amount of the refund will equal all premiums paid on the Policy, less Policy Debt and partial surrenders.

If the first Insured commits suicide, while sane or insane, more than two years after the Policy Date and within two years after an increase in the Specified Amount became effective the Specified Amount will be reduced to the amount in effect prior to the increase. The amount payable to the Beneficiary with respect to the increase will equal the monthly deductions that were made for that increase.

If the last Insured commits suicide, while sane or insane, more than two years after the Policy Date and within two years after an increase in the Specified Amount became effective, we will limit the amount of proceeds payable with respect to the increase. The limited amount of proceeds with respect to the increase will equal the additional premium payment required for the increase. Any limited amount payable will be treated as Death Proceeds and paid to the Beneficiary under the same conditions as the original Specified Amount.

Written Notice

Any written notice to us should be sent to our Home Office at 6610 West Broad Street, Richmond, Virginia 23230. Please include the Policy number and each Insured's full name.

Any notice we send to you will be sent to your last known address. Notify us of any change of address.


                            OPTIONAL PAYMENT PLANS

Death Proceeds or Surrender Value will be paid in one lump sum, unless requested otherwise. Any part of the proceeds can be left with us and paid under a payment plan. During either Insured's life, you can choose a plan. A Beneficiary can choose a plan if you have not chosen one at the death of the second Insured to die.

There are several important payment plan rules:

  . The payee under a plan cannot be a corporation, association or fiduciary. . If you change a Beneficiary, your plan selection will no longer be in effect unless you request that it continue.
  . Any choice or change of a plan must be sent in writing to our Home Office. . The amount of each payment under a plan must be at least $50.
  . Payments will begin either on the date of death of the last Insured or on surrender, except for payments under Plan 4 which begin at the end of the first interest period.
  .  Payments are backed by assets in our General Account.

Plan 1. Income for A Fixed Period. We will make equal periodic payments for a fixed period, not longer than 30 years. Payments can be annual, semi-annual, quarterly or monthly. Payments will be made according to the table in this section. Guaranteed amounts payable under this plan will earn interest at 3% compounded yearly. We may increase the interest and the amount of any payment. If the payee dies, the amount of the remaining guaranteed payments will be discounted to the date of the payee's death at a yearly rate of 3%. Discounted means we will deduct the amount of interest each remaining payment would have included had it not been paid out early. The discounted amount will be paid in one sum to the payee's estate unless otherwise provided.

Plan 2. Life Income. We will make equal monthly payments for a guaranteed minimum period. If the payee lives longer than the minimum period, payments will continue for his or her life. The minimum period can be 10, 15 or 20 years. Payments will be according to the table in this section. Guaranteed amounts payable under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the payee dies before the end of the guaranteed period, the amount of remaining payments for the minimum period will be discounted at the same interest rate used to calculate the monthly income. The discounted amounts will be paid in one sum to the payee's estate unless otherwise provided.

Plan 3. Income of A Definite Amount. We will make equal periodic payments of a definite amount. Payments can be annual, semi-annual, quarterly or monthly. The amount paid each year must be at least $120 for each $1,000 of proceeds. Payments will continue until the proceeds are exhausted. The last payment will equal the amount of any unpaid proceeds. Unpaid proceeds will earn interest at 3% compounded yearly. We may increase the interest rate. If we do, the payment period will be extended. If the payee dies, the amount of the remaining proceeds with earned interest will be paid in one sum to his or her estate unless otherwise provided.

Plan 4. Interest Income. We will make periodic payments of interest earned from the proceeds left with us. Payments can be annual, semi-annual, quarterly or monthly, and will begin at the end of the first period chosen. Proceeds left under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the payee dies, the amount of remaining proceeds and any earned but unpaid interest will be paid in one sum to his or her estate unless otherwise provided.

Plan 5. Joint Life and Survivor Income. We will make equal monthly payments to two payees for a guaranteed minimum of 10 years. Each payee must be at least 35 years old when payments begin. The guaranteed amount payable under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. Payments will continue as long as either payee is living. If both payees die before the end of the minimum period, the amount of the remaining payments for the 10 year period will be discounted at the same interest rate used to calculate the monthly income. The discounted amount will be paid in one sum to the survivor's estate unless otherwise provided.

Plan 1 Table: Monthly payment rates for each $1,000 of proceeds under Plan 1.

--------------------------------------------------------------------------------------------------------------------
  Years
 Payable      1      2      3      4      5      6      7      8      9     10     11     12     13      14     15
--------------------------------------------------------------------------------------------------------------------
 Monthly
 Payment   $84.47 $42.86 $28.99 $22.06 $17.91 $15.14 $13.16 $11.68 $10.53 $ 9.61 $ 8.86 $ 8.24 $ 7.71 $ 7.26 $ 6.87
====================================================================================================================
  Years
 Payable     16      17     18    19      20     21     22     23     24     25     26     27     28     29     30
--------------------------------------------------------------------------------------------------------------------
 Monthly
 Payment   $ 6.53 $ 6.23 $ 5.96 $ 5.73 $ 5.51 $ 5.32 $ 5.15 $ 4.99 $ 4.84 $ 4.71 $ 4.59 $ 4.47 $ 4.37 $ 4.27 $ 4.18
--------------------------------------------------------------------------------------------------------------------

Annual, semi-annual or quarterly payments are determined by multiplying the monthly payment by 11.838, 5.963 or 2.992, respectively.

Plan 2 Table: Monthly payment rates each $1,000 of proceeds under Plan 2.

------------------------------------------------------------------------------------------------------------------------------------
Settlement                                                        Settlement
   Age              Male Payee               Female Payee            Age                Male Payee            Female Payee
           -----------------------------------------------------             -------------------------------------------------------
           10 Years 15 Years 20 Years 10 Years 15 Years 20 Years             10 Years 15 Years  20 Years 10 Years  15 Years 20 Years
           Certain  Certain  Certain  Certain  Certain  Certain              Certain  Certain   Certain  Certain   Certain  Certain
------------------------------------------------------------------------------------------------------------------------------------
    20      $2.90    $2.89    $2.89    $2.80    $2.80    $2.80        65      $5.44     $5.17    $4.83    $4.85     $4.72    $4.54
    25       2.99     2.98     2.98     2.88     2.87     2.87        66       5.58      5.28     4.89     4.97      4.83     4.62
    30       3.10     3.10     3.09     2.96     2.96     2.96        67       5.74      5.38     4.96     5.10      4.93     4.69
    35       3.24     3.24     3.23     3.08     3.07     3.07        68       5.89      5.49     5.02     5.24      5.04     4.77
    40       3.43     3.41     3.39     3.22     3.21     3.20        69       6.05      5.60     5.08     5.39      5.16     4.84
    45       3.66     3.64     3.60     3.40     3.39     3.37        70       6.22      5.70     5.13     5.55      5.28     4.92
    50       3.95     3.91     3.85     3.63     3.61     3.59        71       6.39      5.81     5.18     5.71      5.39     4.99
    51       4.02     3.97     3.91     3.68     3.66     3.63        72       6.57      5.91     5.23     5.88      5.51     5.05
    52       4.09     4.04     3.96     3.74     3.72     3.68        73       6.75      6.01     5.27     6.06      5.63     5.12
    53       4.16     4.11     4.02     3.80     3.77     3.74        74       6.93      6.10     5.31     6.25      5.75     5.17
    54       4.24     4.18     4.08     3.86     3.83     3.79        75       7.12      6.19     5.35     6.44      5.87     5.22
    55       4.32     4.25     4.15     3.93     3.90     3.85        76       7.30      6.28     5.38     6.64      5.98     5.27
    56       4.41     4.33     4.21     4.00     3.96     3.91        77       7.49      6.35     5.40     6.85      6.09     5.31
    57       4.50     4.41     4.28     4.07     4.03     3.97        78       7.67      6.43     5.42     7.06      6.19     5.35
    58       4.60     4.49     4.34     4.15     4.10     4.03        79       7.85      6.49     5.44     7.27      6.28     5.38
    59       4.70     4.58     4.41     4.23     4.18     4.10        80       8.02      6.55     5.46     7.48      6.37     5.41
    60       4.81     4.67     4.48     4.32     4.26     4.17        81       8.18      6.61     5.47     7.68      6.45     5.43
    61       4.92     4.77     4.55     4.42     4.35     4.24        82       8.34      6.65     5.48     7.88      6.52     5.45
    62       5.04     4.86     4.62     4.52     4.43     4.31        83       8.49      6.69     5.49     8.08      6.58     5.47
    63       5.17     4.96     4.69     4.62     4.53     4.39        84       8.63      6.73     5.50     8.26      6.63     5.48
    64       5.30     5.06     4.76     4.73     4.62     4.46        85       8.76      6.76     5.50     8.43      6.68     5.49
                                                                    & over
------------------------------------------------------------------------------------------------------------------------------------

Values for ages not shown will be furnished upon request.

Plan 5 Table: Monthly payment rate for each $1000 of proceeds under Plan 5.

-----------------------------------------------------------------------------------------------------------------------------------
   Male Settlement                                              Female Settlement Age
                     --------------------------------------------------------------------------------------------------------------
        Age               35       40       45        50        55         60       65      70         75       80      85 & over
-----------------------------------------------------------------------------------------------------------------------------------
         35           $   2.95  $  3.00  $   3.06  $   3.11  $  3.15    $  3.18   $ 3.20  $  3.22   $  3.23   $ 3.24     $ 3.24
         40               2.98     3.06      3.13      3.20     3.26       3.31     3.35     3.38      3.40     3.41       3.42
         45               3.01     3.10      3.20      3.30     3.39       3.46     3.53     3.58      3.61     3.64       3.65
         50               3.03     3.14      3.25      3.38     3.51       3.63     3.73     3.81      3.87     3.91       3.93
         55               3.04     3.16      3.30      3.45     3.62       3.79     3.94     4.08      4.18     4.25       4.29
         60               3.05     3.18      3.33      3.51     3.72       3.94     4.16     4.37      4.55     4.67       4.75
         65               3.06     3.19      3.36      3.56     3.79       4.07     4.37     4.68      4.96     5.18       5.32
         70               3.07     3.20      3.37      3.59     3.85       4.17     4.55     4.97      5.39     5.75       6.00
         75               3.07     3.21      3.38      3.61     3.89       4.24     4.68     5.20      5.78     6.32       6.73
         80               3.07     3.21      3.39      3.62     3.91       4.28     4.76     5.37      6.08     6.81       7.40
     85 & over            3.07     3.22      3.39      3.62     3.92       4.31     4.81     5.47      6.28     7.15       7.91
-----------------------------------------------------------------------------------------------------------------------------------

Figures for intermediate ages, for two males or two females will be furnished upon request.

Settlement Age: The settlement age is the payee's age nearest birthday on the date payments begin, minus an age adjustment from the table below. The age adjustment cannot exceed the age of the payee.

       --------------------------------------------------------------
               Year Payments Begin                           Age
        After                  Prior To                   Adjustment
       --------------------------------------------------------------
                ----                  2001                       0
                2000                  2026                       3
                2025                  2051                       7
                2050                  ----                      10
       --------------------------------------------------------------

                           FLEXIBLE PREMIUM VARIABLE
                            JOINT AND LAST SURVIVOR
                             LIFE INSURANCE POLICY
--------------------------------------------------------------------------------

     . Death Proceeds payable at the death of the last Insured
     . Adjustable Death Benefit
     . Flexible premiums payable until the death of the last Insured . Some benefits reflect investment results
     . No dividends

--------------------------------------------------------------------------------

                             GE LIFE AND ANNUITY
                               ASSURANCE COMPANY

                    GE LIFE AND ANNUITY ASSURANCE COMPANY
                        DEATH BENEFIT ENHANCEMENT RIDER
--------------------------------------------------------------------------------
The Death Benefit of the Policy to which this rider is attached is modified to include the amount of insurance for this rider. The Death Benefit at the death of the last Insured will be determined by the Death Benefit option that you have chosen as follows:

Cash Value Accumulation Test:

Under option A for Attained Ages less than 100, the Death Benefit is the greater of (1) and (2), where:
     (1) is the Specified Amount plus this rider's amount of insurance plus the Account Value; and
     (2) is (a) divided by (b), where:
         (a) is the Account Value minus the rider net single premium; and
         (b) is the base Policy net single premium factor.

Under option B for Attained Ages less than 100, the Death Benefit is the greater of (1) and (2), where:
     (1) is the Specified Amount plus this rider's amount of insurance; and
     (2) is (a) divided by (b), where:
         (a) is the Account Value minus the rider net single premium; and
         (b) is the base Policy net single premium factor.

Under option C for Attained Ages less than 100, the Death Benefit is the greater of (1) and (2), where:
     (1) is (a) plus (b) minus (c) minus (d), where:
         (a) is the Specified Amount plus this rider's amount of insurance;
         (b) is the sum of all premiums paid before Attained Age 75 of the younger Insured;
         (c) is the charges for additional benefits, other than qualified additional benefits as specified in Internal Revenue Code Section 7702(f)(5)(A);
         (d) is the sum of all partial surrenders taken; and
     (2) is (a) divided by (b), where:
         (a) is the Account Value minus the rider net single premium; and
         (b) is the base Policy net single premium factor.

Under options A, B and C for Attained Ages 100 and older, the Death Benefit is the Account Value multiplied by 101%.

Guideline Premium Test:

Under option A for Attained Ages less than 100, the Death Benefit is the greater of (1) and (2), where:
     (1) is the Specified Amount plus this rider's amount of insurance plus the Account Value; and
     (2) is the Account Value multiplied by the corridor percentage.

Under option B for Attained Ages less than 100, the Death Benefit is the greater of (1) and (2), where:
     (1) is the Specified Amount plus this rider's amount of insurance; and
     (2) is the Account Value multiplied by the corridor percentage.

Under option C for Attained Ages less than 100, the Death Benefit is the greater of (1) and (2), where:
     (1) is (a) plus (b) minus (c) minus (d), where:
         (a) is the Specified Amount plus this rider's amount of insurance;
         (b) is the sum of all premiums paid before Attained Age 75 of the younger Insured;
         (c) is the charges for additional benefits, other than qualified additional benefits as specified in Internal Revenue Code Section 7702(f)(5)(A);
         (d) is the sum of all partial surrenders taken; and
     (2) is the Account Value multiplied by the corridor percentage.

Under options A, B and C for Attained Ages 100 and older, the Death Benefit is the Account Value multiplied by 101%.

Amount of Insurance

The amount of insurance for this rider is shown on the Policy data pages. You may increase or decrease the amount of insurance as provided below. Requested increases and decreases must maintain the same ratio between the Specified Amount in your Policy and the amount of insurance under this rider that was in effect at issue. To make a change, send a written request along with the Policy to our Home Office.

Increase in Existing Amount of Insurance
While both Insureds are living, you may apply for an increase in the amount of insurance using a supplemental application. We reserve the right to only allow increases after the first Policy anniversary. You will have to submit evidence satisfactory to us that each Insured is insurable in the same rating class used at Policy issue. Any approved increase will become effective on the date shown on the supplemental Policy data pages that will be sent to you. The approved increase is subject to deduction of the first month's cost of increased insurance from the Account Value of the Policy.

Decrease in Existing Amount of Insurance
After this rider has been in effect for one year, you can decrease the amount of insurance. Any decrease will become effective on the Monthly Anniversary Day after the date we receive your request. We will send you supplemental Policy data pages that reflect the decrease. A decrease may not cause the rider's amount of insurance plus the Policy's Specified Amount to be less than the minimum Specified Amount shown on the Policy data pages.

Cost of this Rider

This rider is issued in consideration of the application and the inclusion of the rider's monthly charges in the Policy's monthly deduction. The rider's monthly charges are equal to the sum of:

     . initial monthly expense charge;
     . increase monthly expense charge; and
     . monthly cost of insurance charge.

Initial Monthly Expense Charge. The initial monthly expense charge will be included in the monthly deduction. The maximum amount of the charge per $1,000 of the rider's initial amount of insurance is shown on the Policy data pages.

Increase Monthly Expense Charge. The increase monthly expense charge will be included in the monthly deduction. The maximum amount of the charge per $1,000 of increase in the rider's amount of insurance is shown on the Policy data pages.

Cost of Insurance Charge. The monthly cost of insurance for this rider is (1) multiplied by (2), where:
          (1) is the cost of insurance rate for this rider; and
          (2) is the rider's amount of insurance divided by 1000.

Cost of Insurance Rate

The monthly rate is based on each Insured's gender, age, rating class, and Policy duration. The rates are determined by us according to expectations of future mortality, lapse, interest and expenses. We can change our schedule of declared rates from time to time but they will never be more than the maximum rates shown in the Table of Guaranteed Maximum Insurance Rates on the Policy data pages. A change in declared rates will apply to all persons of the same age, gender and rating class and whose policies have been in effect for the same length of time.

Reinstatement

You may reinstate this rider at the same time and under the same conditions as the Policy. We require evidence satisfactory to us that each Insured is insurable.

When this Rider is Effective

This rider goes into effect on the Policy Date.

When this Rider Ends

Coverage under this rider will end:
     . if the Policy is surrendered; or
     . if the Policy ends.

Partial Surrenders

The Partial Surrender provision of your Policy is modified to include this rider's amount of insurance. For the purposes of the Partial Surrender provision, the rider's amount of insurance is considered part of the Specified Amount of the Policy. For details, please see the Partial Surrender provision of your Policy.

Limits on Contesting this Rider

With respect to the original amount of insurance, we will not contest this rider after it has been in effect during the lifetimes of both Insureds for two years from the rider's effective date. We will not contest an increase in the amount of insurance after that increase has been in effect during the lifetimes of both Insureds for two years from the effective date of the increase. We will not contest a reinstatement of this rider after the reinstatement has been in effect during the lifetimes of both lnsureds for two years from the date of reinstatement.

Misstatement of Age or Gender

If the age or gender of either Insured was misstated in the application for this rider, the amount of insurance provided by this rider will be adjusted. The amount of insurance after adjustment will be (a) times (b), where:
     (a)  is the unadjusted amount of insurance; and
     (b) is the ratio of (1) the most recent monthly cost of insurance deducted for this rider, to (2) the most recent monthly cost of insurance that should have been deducted for this rider at each true age or gender.

Suicide

If either Insured commits suicide, while sane or insane, within two years of the effective date of this rider, coverage under this rider will end. A refund will be paid to the Beneficiary as specified under the Suicide provision of the base Policy.

If the first Insured commits suicide, while sane or insane, more than two years after the effective date of this rider and within two years after an increase in the amount of insurance became effective, the amount of insurance will be reduced to the amount in effect prior to the increase. The amount payable to the Beneficiary with respect to the increase will equal the monthly deductions that were made for that increase.

if the last Insured commits suicide, while sane or insane, more than two years after the effective date of this rider and within two years after an increase in the amount of insurance became effective, we will limit the amount of proceeds payable with respect to the increase. The limited amount of proceeds with respect to the increase will equal the monthly deductions that were made for that increase. Any limited amount of proceeds will be paid to the Beneficiary under the same conditions as the original amount of insurance.

General Provisions

This rider has no Account Value.

This rider is subject to the provisions of the Policy.

For GE Life and Annuity Assurance Company



                               A  B  C  D  E  F
                                   President